Exhibit 10.2


Monday, November 17, 2003

Mr. Igor Filipenko
C&T Co. Inc
100 Caster Avenue
Woodbridge, Ontario


Dear Mr. Filipenko,

                  Re: "Development & License Agreement" between
                    C & T Co Inc and Axion Power Corporation"

         This amends the above-mentioned License Agreement in the following respects.

         In lieu of the license fee specified in Section 3.1, Axion shall purchase 100% of the issued and outstanding stock of C&T for a total consideration of ONE MILLION SEVEN HUNDRED and NINETY-FOUR THOUSAND US DOLLARS ($1,794,000). The purchase price for the foregoing securities shall be payable according to the following schedule:

1.                US $100,000 was paid on September 22, 2003; 2. US $350,000 will be paid on or before December 31, 2003
3. US $344,000 shall be paid in equal monthly payments of $100,000 each payable on the first day of each month, commencing on January 1, 2004; and
4. US$1,000,000, together with any remaining balance of the obligation in paragraphs 2 and 3 above shall be paid within 15 days after the Beta End Date, as defined in the agreed upon Project Plan and Schedule.

         This letter constitutes an installment subscription agreement. C&T shall not be required to issue any shares of its capital stock to Axion until all of the payments set forth herein have been made. Axion shall not enjoy any of the legal, equitable or other rights of a C&T shareholder, or be subject to any of the legal burdens associated with such status, until the purchase price has been paid in full and the C&T shares have actually been issued. If Axion defaults on its obligation to make any of the foregoing installments and the default is not cured within 60 days, then C&T shall, at its option, be entitled to bring suit to enforce this agreement, or elect to terminate this agreement and retain all amounts previously paid by Axion as liquidated damages.

         Please confirm that the foregoing reflects our understanding by executing one copy of this letter.

                                                     Axion Power Corporation

                                                     Per:     ________/s/_____
                                                              Kirk Tierney


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Agreed.

C&T Co. Inc.

Per:     ______/s/________
         Igor Filipenko